UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 20, 2013

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)

(973) 520-2700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 20, 2013, Mark J. Guinan, Senior Vice President and Chief Financial Officer, became an executive officer of Quest Diagnostics Incorporated (the “Company”) and became a Schedule B Participant in the Company's Executive Officer Severance Plan (the "Plan"). A copy of the Plan with updated Schedules A and B is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

(a)     The Company announced that it recently completed the accelerated share repurchase agreement (the “ASR Agreement”) entered into on April 19, 2013. Under the ASR Agreement, the Company repurchased $450 million of the Company’s common stock.

Item 8.01 Other Events

(a)    Since the spin-off of Quest Diagnostics Incorporated (the “Company”) from Corning Incorporated in January 1997, the Company has maintained supermajority voting requirements in its Certificate of Incorporation. At the Company's 2013 annual meeting of stockholders, the Company's stockholders had the opportunity to vote on a stockholder proposal that suggested eliminating supermajority voting requirements in the Company's Certificate of Incorporation. The Board was interested in the views of the stockholders regarding the proposal, so it recommended that stockholders vote on the proposal, but did not provide a recommendation as to whether stockholders should vote for or against the proposal. A substantial majority of the Company's stockholders voted in favor of the proposal.

The merits of supermajority voting requirements have been extensively discussed. The Board is familiar with the discussions regarding supermajority voting requirements, and understands both sides of the argument. In light of the voting results on the stockholder proposal at the Company's 2013 annual meeting of stockholders, the Board carefully reconsidered the advantages and disadvantages of maintaining supermajority voting requirements, giving due consideration to the various arguments for and against supermajority voting requirements. After this review, and after considering the recommendation of the Board's Governance Committee, on August 20, 2013, the Board determined that it is advisable to eliminate the supermajority voting requirements from the Company's Certificate of Incorporation, and to recommend to the Company's stockholders at the Company's 2014 annual meeting of stockholders to approve amendments to Paragraphs 6 and 12 of the Company's Certificate of Incorporation to eliminate supermajority voting requirements.

(b)    On August 20, 2013, the Company issued a press release announcing that the Company's Board of Directors authorized the Company to repurchase $1 billion of the Company's common stock. In addition to its existing capital deployment commitments, the Company plans to use approximately $300 million in net proceeds from the recent sale of the ibrutinib royalty rights to repurchase the Company's common stock as part of the Company's common stock repurchase program. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibit	Description

	10.1	Amended and Restated Quest Diagnostics Incorporated Executive Officer Severance Plan
	99.1	Press release of Quest Diagnostics Incorporated dated August 20, 2013, announcing that the Company's Board of Directors authorized the Company to repurchase $1 billion of the Company's common stock.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

August 22, 2013

QUEST DIAGNOSTICS INCORPORATED

By:    /s/ William J. O'Shaughnessy, Jr.
William J. O'Shaughnessy, Jr.
Assistant General Counsel and Secretary

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